Exhibit 4.2

Reset Form

Prescribed by:

The Ohio Secretary of State
Central Ohio: (614) 466-3910
Toll Free: 1-877-SOS-FILE (1-877-767-3453)

www.sos.state.oh.us
e-mail: busserv@sos.state.oh.us

Expedite this Form: (Select One)	
Mail Form to one of the Following:	
◉ Yes	PO Box 1390 Columbus, OH 43216 *** Requires an additional fee of $100 ***
○ No	PO Box 1329 Columbus, OH 43216

Certificate of Amendment by Shareholders or Members

(Domestic)

Filing Fee $50.00

(CHECK ONLY ONE (1) BOX)

(1) Domestic for Profit	PLEASE READ INSTRUCTIONS	**(2)** Domestic Nonprofit	
☐ Amended (122-AMAP)	☑ Amendment (125-AMDS)	☐ Amended (126-AMAN)	☐ Amendment (128-AMD)

Complete the general information in this section for the box checked above.

Name of Corporation: First Financial Bancorp.

Charter Number: 598617

Name of Officer: Gregory A. Gehlmann

Title: Secretary

☑ Please check if additional provisions attached.

The above named Ohio corporation, does hereby certify that:

☑ A meeting of the ☑ shareholders ☐ directors (*nonprofit only)*

☐ members was duly called and held on December 11, 2008
(Date)

at which meeting a quorum was present in person or by proxy, based upon the quorum present, an affirmative vote was cast which entitled them to exercise 74.7 % as the voting power of the corporation.

☐ In a writing signed by all of the ☐ shareholders ☐ directors *(non-profit amended articles only)*
☐ members who would be entitled to the notice of a meeting or such other proportion not less than a majority as the articles of regulations or bylaws permit.

Clause applies if amended box is checked.

Resolved, that the following amended articles of incorporations be and the same are hereby adopted to supercede and take the place of the existing articles of incorporation and all amendments thereto.

COLUMBUS/666583.1

541 Page 1 of 2 Last Revised: May 2002

All of the following information must be completed if an amended box is checked.
If an amendment box is checked, complete the areas that apply.

FIRST: The name of the corporation is: First Financial Bancorp.

SECOND: The place in the State of Ohio where its principal office is located is in the City of:

Cincinnati, Ohio — Hamilton
(city, village or township) — (county)

THIRD: The purposes of the corporation are as follows:

FOURTH: The number of shares which the corporation is authorized to have outstanding is: See attachment
(Does not apply to box (2))

REQUIRED
Must be authenticated **(signed)** by an authorized representative
(See Instructions)

/s/ Gregory A. Gehlmann
Authorized Representative

December 17, 2008
Date

Gregory A. Gehlmann
(Print Name)
Secretary

Authorized Representative

Date

(Print Name)

541 Page 2 of 2 Last Revised: May 2002

ATTACHMENT TO
CERTIFICATE OF AMENDMENT
TO THE ARTICLES OF INCORPORATION OF
FIRST FINANCIAL BANCORP.

FOURTH.             (A)           The maximum number of shares which the corporation is authorized to issue is One-Hundred Sixty-Million and Eighty Thousand (160,080,000) shares, all of which shall be without par value.

(B)           The total number of common shares which the corporation is authorized to issue is One Hundred Sixty Million (160,000,000) common shares, without par value.

(1)           Dividends. The holders of common shares shall be entitled to receive dividends, if and when declared payable from time to time by the Board of Directors, from any funds legally available therefore.

(2)           Voting. Each outstanding common share of the corporation shall entitle the holder thereof to one vote and the exclusive voting power for all purposes shall be vested in the holders of common shares.

(3)           Preemptive Rights. No holder of common shares of the corporation shall have preemptive rights to subscribe for or to purchase any common shares of the corporation or any other securities of the corporation, whether such share or shares are now or hereafter authorized.

(4)           Purchase of Own Securities. The corporation shall be authorized to purchase or otherwise acquire, and to hold, own, pledge, transfer or otherwise dispose of, its own common shares and other securities, subject, however, to the laws of the State of Ohio and to federal statutes, and without limitation to the Bank Holding Company Act of 1956 as amended and as hereinafter may be amended or supplemented.

(5)           The shareholders shall not have the right to vote cumulatively in the election of directors effective for the Annual Meeting occurring in 1988 and thereafter.

(C)           The total number of preferred shares which the corporation shall have the authority to issue is Eighty Thousand (80,000) preferred shares, without par value. The Board of Directors is hereby authorized, subject to the limitations prescribed by law or the provisions of this Article Fourth, by filing articles of amendment pursuant to the applicable laws of Ohio, to provide for the issuance of preferred shares in series pursuant to the terms of any capital purchase program(s) authorized by the Emergency Economic Stabilization Act of 2008 (“EESA”) and implemented by the United States Department of the Treasury (the “Treasury”), and to fix the designations, powers, preferences and rights thereof in compliance with any EESA program. The preferred shares shall not be available for future issuance except pursuant to the terms of an EESA program established by the Treasury. Subject to the limitations set forth herein, the Board of Directors has the authority to determine and fix any express terms with respect to each series to the fullest extent permitted by the Revised Code of Ohio, which shall include, but not be limited to, the determination of the following:

(1)           the number of shares constituting that series and the distinct designation of that series;

(2)           the dividend rate, if any, on such shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends or other distributions on shares of that series;

(3)           whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)           whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for the adjustment of the conversion rate in such events as the Board of Directors shall determine;

(5)           whether the shares of that series shall be redeemable or exchangeable, and, if so, the terms and conditions of such redemption or exchange, including the date or dates upon or after which they shall be redeemable or exchangeable, and the amount per share payable in case of redemption or exchange, which amount may vary under different conditions and at different redemption or exchange rates;

(6)           whether that series shall have a sinking fund for redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)           the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

(8)           any other relative rights, preferences and limitations of that series.